UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 28, 2009

DATA DOMAIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33517	94-3412175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2421 Mission College Blvd.

Santa Clara, CA 95054

(Address of principal executive offices, including zip code)

(408) 980-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of 2009 Executive Bonus Plan

On January 28, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Data Domain, Inc. (“Data Domain”) approved a bonus plan for fiscal year 2009 (the “2009 Plan”), under which executive officers of Data Domain, including each of its named executive officers, as defined in Item 402 of Regulation S-K (the “Named Executive Officers”), are eligible to receive cash bonus awards.

The 2009 Plan is designed to align the goals of Data Domain’s executive officers with sales and revenue growth objectives for the fiscal year. Under the 2009 Plan, bonuses are to be paid quarterly and will be based on achievement of quarterly sales and revenue objectives. Under the 2009 Plan, bonus target amounts are established as a percentage of each executive officer’s base salary. Bonus payouts for each quarter are then determined by reference to Data Domain’s financial results for the quarter relative to the predetermined performance measures. Bonus payouts will begin at 80% of plan achievement and scale linearly to 100% at 100% plan achievement. Over-achievement of goals beyond 100% accelerates bonus payout at the rate of 2 to 1; that is, for every 1% over-achievement, the bonus accelerates by 2% of the total bonus amount. From 151% achievement of plan and beyond, the bonus payout decelerates to 1.5% of achievement. Each quarterly target bonus amount is equal to 20% of the annual target bonus amount, with the remaining 20% of the annual target bonus eligible to be paid following the close of the fourth fiscal quarter based upon the achievement of annual sales and revenue objectives for fiscal 2009.

After the close of each quarter and for the annual target bonus, the Committee may increase or reduce the bonus, at its discretion, based on criteria in addition to revenue and sales (including our achievement of our financial plan in areas other than sales or revenue, particularly operating profit and gross margins and the individual’s achievement of quarterly and annual objectives, as applicable).

The 2009 Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the 2009 Plan is qualified in its entirety by the full text of the 2009 Plan.

Amendment of Management Change in Control Plan

On January 28, 2009, the Committee approved an amendment to the Data Domain, Inc. Management Change in Control Plan (the “Change in Control Plan”) in order to provide that awards of restricted stock units would be subject to the Change in Control Plan. Under the terms of the Change in Control Plan, if a covered officer of Data Domain, including its Named Executive Officers, is subject to an “involuntary termination” (as defined in the Change in Control Plan) within 12 months after a “change in control” (as defined in the Change in Control Plan) of Data Domain, then 50% (100% in the case of Frank Slootman) of the individual’s then unvested options, shares of restricted stock and/or restricted stock units, as applicable, shall vest. In addition, in the event that Data Domain’s board of directors elects to cancel outstanding options or other rights (including restricted stock units) in connection with a change in control because the options or other rights are not assumed or substituted by the acquiring company or an affiliate or otherwise accounted for, then the individuals covered by the Change in Control Plan shall immediately vest in an additional 50% (100% in the case of Frank Slootman) of any then remaining unvested option shares or other rights (including restricted stock units) upon the closing of the change in control and in place of (and not in addition to) any other acceleration of vesting such individuals may be entitled to under Data Domain’s 2007 Equity Incentive Plan.

The Change in Control Plan is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing description of the material terms of the Change in Control Plan is qualified in its entirety by the full text of the Change in Control Plan.

Approval of Restricted Stock Unit Agreement for Executive Officers

On January 28, 2009, the Committee approved a form of Data Domain, Inc. 2007 Equity Incentive Plan Restricted Stock Unit Agreement to be utilized in connection with restricted stock unit awards, including awards to Data Domain’s executive officers. The form of Data Domain, Inc. 2007 Equity Incentive Plan Restricted Stock Unit Agreement is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Data Domain, Inc. 2009 Executive Bonus Plan.

10.2	Data Domain, Inc. Management Change in Control Plan

10.3	Form of Data Domain, Inc. 2007 Equity Incentive Plan Restricted Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATA DOMAIN, INC.

Date: February 3, 2009	By:	/s/ FRANK SLOOTMAN
Frank Slootman President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Data Domain, Inc. 2009 Executive Bonus Plan.

10.2	Data Domain, Inc. Management Change in Control Plan

10.3	Form of Data Domain, Inc. 2007 Equity Incentive Plan Restricted Stock Unit Agreement